From: victorb@intl-baler.com <victorb@intl-baler.com>
Date: Thu, Sep 23, 2021 at 2:57 PM
Subject: Biazis Resignation
To: Angie Darlington, Marty Songer Lael Boren William Nielsen, Richard Outram, Ron McDaniel

To International Board Members,

Please accept my formal resignation from International Baler Corporation as it’s President, Officer, and Director effective Sept 24,2021.

I will be taking on my previous role as President & CEO for my family owned business, Coastal Industrial Products.

It was a pleasure working with you over the last (3) years.

Best Regards,

Victor W. Biazis

Sent from my iPhone